ALLSTATE FINANCIAL CORPORATION

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING

                                        NOVEMBER 1, 1995


    The undersigned, having received the Notice of Annual Meeting, Proxy Statement and Annual Report of Allstate Financial Corporation for the year ended December 31, 1994, hereby appoint(s) Craig Fishman, Eugene Haskin and Lawrence M. Winkler and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Allstate Financial Corporation at the Annual Meeting of Shareholders to be held on November 1, 1995 and at any adjournments thereof.

1.  Election of Directors           Authority to           Withhold Authority
                                        Vote                     to Vote
                                     For Nominee               For Nominee

      Craig Fishman                 ____________           _________________

      Eugene Haskin                 ____________           _________________

      Lawrence M. Winkler           ____________           _________________

      James C. Spector              ____________           _________________

      Alan L. Freeman               ____________           _________________

      David M. Campbell             ____________           _________________

      William H. Savage             ____________           _________________


2. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, and to vote for any nominee of the Board whose nomination results from the inability of an above named nominee to serve.

    UNLESS OTHERWISE INDICATED IN THE BLANKS PROVIDED, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.



Please sign exactly as name appears below.

                                      DATED ____________, 1995



                                _________________________________
                                             Signature

                                _________________________________
                                     Signature if held jointly


                                      When shares are held by joint
                                      tenants, both should sign. When
                                      signing as attorney, executor,
                                      administrator, trustee or
                                      guardian, please give full title.
                                      If a corporation,please sign in
                                      full corporate name by president
                                      or other authorized officer.  If a
                                      partnership, please sign in
                                      partnership name by authorized
                                      person.




PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE
ENCLOSED ENVELOPE.

                        ALLSTATE FINANCIAL CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      --------------------

    The Annual Meeting of Shareholders of Allstate Financial
Corporation will be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204, on November 1, 1995, at
11:00 A.M., for the following purposes:

      1. To elect seven Directors for terms which will expire at the Annual Meeting of Shareholders to be held in 1996.

      2. To transact such other business as may properly come before the meeting.



September 29, 1995

                                        BY THE ORDER OF THE BOARD OF DIRECTORS



                                Lawrence M. Winkler
                                Secretary

                          ---------------------------


PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE.


A proxy card and postage free envelope are enclosed.

ALLSTATE FINANCIAL CORPORATION                September 29, 1995
2700 SOUTH QUINCY STREET
ARLINGTON, VIRGINIA  22206



                                PROXY STATEMENT


                                 INTRODUCTION


      The enclosed proxy is solicited by the Board of Directors of Allstate Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held at 11:00 A.M., at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 on November 1, 1995, and at any adjournment thereof (the "Annual Meeting"). This proxy is first being sent to shareholders on September 29, 1995.

      In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. None of these persons will receive compensation but will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                               VOTING OF PROXIES


      Each holder of the Company's common stock is entitled to vote in person or by proxy for each share held of record on the record date, September 25, 1995, on all matters to be voted upon at the Annual Meeting. As of the record date, the Company had 2,655,128 shares of common stock outstanding.

      The proxy in accompanying form will be voted as specified by each shareholder, but if no specifications is made, each proxy will be voted:

      1. TO ELECT Messrs. Craig Fishman, Eugene Haskin, Lawrence M. Winkler, James C. Spector, Alan L. Freeman, David W. Campbell, and William H. Savage to terms of office as Directors which will expire at the Annual Meeting of Shareholders to be held in 1996 (see "Election of Directors").

      2. IN THE BEST JUDGEMENT of those named as proxies on the enclosed form of proxy on any other matters to properly come before the Annual Meeting.

      A shareholder who executes the enclosed proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.


                        BENEFICIAL OWNERSHIP OF SHARES


      The following table sets forth, as of September 25, 1995, the amount of common stock of the Company which may be deemed beneficially owned:
(i) by each person known to the Company to be the beneficial owner of more than 5% of the aggregate shares of the Company's outstanding common stock,
(ii) by each director of the Company and (iii) by all officers and directors as a group.


                                      Common Shares                Percent of
   Name and Address                   Beneficially Owned             Class
------------------                    ------------------           ----------
Leon Fishman                               258,750                    9.75%
20191 E. Country Club Dr.
N. Miami Beach, FL  33180

Eugene Haskin                              241,166                    9.08%
4000 Island Blvd.
N. Miami Beach, FL  37160

Lawrence M. Winkler                          6,667                     .25%
1300 Crystal Drive
Arlington, VA 22202

James Spector                                3,334                     .13%
10580 SW 77 Terrace
Miami, FL 33173

Craig Fishman                                  833                     .03%
2687 Hillsman Street
Falls Church, VA 22043

David W. Campbell                            1,000                     .04%
6410 Noble Rock Court
Clifton, VA 22024

William H. Savage                            1,000                     .04%
314 Franklin Street
Al exandria, VA 22314

Timothy G. Ewing                           309,500                   11.66%
Value Partners, Ltd.
2200 Ross Avenue
Dallas, TX 75201

Tweedy, Browne Company L.P.                223,200                    8.41%
52 Vanderbilt Avenue
New York, NY 10017

For all Officers and Directors
as a group (six persons)                   519,418                   19.56%



                      ELECTION OF DIRECTORS

      The Company's Articles of Incorporation provide that the number of directors shall be ten or such lesser number as the Board of Directors shall fix. The Board of Directors has fixed that number at seven. There is only one class of directors and they are all elected at the Annual Meeting.

      Mr. Lawrence Winkler is the uncle of Mr. Craig Fishman,
General Counsel and Vice President of the Company.

      Directors of the Company are elected to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified.

      The nominees listed below will be candidates for election to the Board of Directors at the annual meeting. The following information is furnished with respect to the directors:


                                    Principal Occupation                Director
         Name             Age     And Other Directorships                 Since
-------------------       ---     ------------------------              --------
  Craig Fishman           35      Vice President (commencing
                                  April 1991) and General Counsel
                                  (commencing February 1993) of
                                  the Company. President of
                                  Lifetime Options, Inc.
                                  (commencing May 1994).
                                  Associated with law firm of
                                  White and Case in New York City
                                  (1987 to April 1991)

  Eugene Haskin           66      Consultant to the Company,               1982
                                  Chairman of the Board; formerly
                                  President of the Company (July, 1982
                                  - May, 1989);  Vice President of
                                  the Company (May 1989- August 1989)

  Lawrence M. Winkler     59      Secretary/Treasurer and Chief            1983
                                  Financial Officer of the Company;
                                  formerly  Second Vice President
                                  of the Company (July 1983 -May 1989)

  James C. Spector        61      Consultant to the Company, formerly      1989
                                  Executive Vice President of the
                                  Company (February 1991 - October
                                  1993); formerly Senior Vice President,
                                  Heller Financial, Inc. (July 1985 -
                                  September 1987)

  Alan L. Freeman         54      Currently Managing Partner of Freeman,
                                  Buczyner & Gero (an accounting firm).
                                  Previously Partner with Deloitte &
                                  Touche (1989-1991); and Partner with
                                  Shapiro, Fleischmann & Co. (1966-1989)

  David W. Campbell       48      Currently a private investor. Formerly
                                  President and Chief Executive Officer
                                  of Ameribanc Savings Bank ("ASB") in
                                  Annandale, Virginia (June 1990 - March
                                  1995); prior to that, he was Executive
                                  Vice President and Chief Operating
                                  Officer of ASB (1984 to June 1990).
                                  Mr. Campbell was also a director of
                                  ASB (1988 to March 1995). He served
                                  as a Trustee of the Ameribanc
                                  Investors Group from 1992 to March 1995.

  William H. Savage       63      Since 1990 Mr. Savage has been
                                  engaged in a variety of investment
                                  ventures in real estate development
                                  and banking.  Since 1991, Mr. Savage
                                  has served as Chairman of Island
                                  Preservation Partnership, the owner
                                  and developer of Dewees Island, a
                                  1,200 acre  oceanfront, barrier
                                  island near Charleston, South
                                  Carolina.  He is the Chairman of the
                                  Board of Knights Hill Corporation,
                                  which owns and manages timberlands
                                  in South Carolina.  Since 1982, he
                                  has been the Managing Partner of
                                  Calvert Associate which owns an
                                  apartment complex in Alexandria,
                                  Virginia. Since 1977, he has been
                                  the President of Richard United
                                  Corporation, a real estate investment
                                  company based in Alexandria, Virginia.


      Directors who are not officers of the Company receive a fee of $2,000 per board or committee meeting attended, plus reimbursement for their expenses associated with attending these meetings. Commencing November 1994, Directors who are not officers of the Company receive a fee of $500 per special board or committee meeting attended by conference telephone call. Directors who are officers of the Company receive no compensation for serving as directors, but are reimbursed for out-of-pocket expenses related to attending board or committee meetings.

                     MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors appointed an Audit Committee in 1989. The Audit Committee currently consists of Mr. Spector. The committee met twice during the year ended December 31, 1994. The
Audit Committee reviewed the results of operations for 1993 and the status of certain specific accounts.

      The Board appointed a compensation committee during 1992.
Messrs. Haskin and Spector are currently serving on this committee. The Compensation Committee met once in 1994.

      The Board does not have a nominating committee. The functions of this committee are performed by the Board of Directors.

      During 1994 there were fourteen meetings of the Board of Directors. Each of the directors of the Company attended at least 90% of the meetings of the Board of Directors during 1994.


                            EXECUTIVE COMPENSATION

      The following tables provide certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose total compensation exceeded $100,000 for the years ended December 31, 1994, 1993 and 1992.

                              ANNUAL COMPENSATION

  Name and                                                  Other Annual
Principal Position        Year     Salary        Bonus      Compensation (1)
------------------        ----     --------     --------    ------------
  Leon Fishman            1994     $375,000     $  -0-           -
  President & CEO         1993     $375,000     $ 48,442         -
                          1992     $347,500     $108,227         -

  Bret Kelly              1994     $220,502     $  -0-           -
  Senior V.P. & COO       1993     $221,044     $ 15,000         -
                          1992     $210,624     $ 15,000         -

 Lawrence Winkler          1994     $141,965     $  2,500         -
 Secy/Treasurer &          1993     $136,786     $ 10,000         -
                           1992     $130,772     $ 25,000         -

 Craig Fishman             1994     $126,405     $  2,500         -
 V.P. & General            1993     $115,601     $ 15,600         -
 Counsel                   1992     $110,183     $  -0-           -

                            LONG TERM COMPENSATION

                                         AWARDS
                                         ------
Name and                            Options/
Principal Position        Year      SAR Grants (2)      All OtherCompensation (3)
------------------        ----      --------------      ------------------------
Leon Fishman              1994           -                  $3,000
President & CEO           1993           -                  $4,717
                          1992         7,500                $4,577

Bret Kelly                1994           -                  $3,000
Senior V.P. & COO         1993           -                  $4,720
                          1992         5,000                $4,500


Lawrence Winkler          1994           -                  $2,889
Secy/Treasurer &          1993           -                  $2,936
CFO                       1992         5,000                $3,093

Craig Fishman             1994           -                  $2,578
V.P. & General            1993           -                  $2,624
Counsel                   1992         2,500                $2,265


In May 1994, the Board of Directors unanimously approved a reduction in the exercise price of the options granted in 1992 to Mr. Winkler and Craig Fishman to $6.50 per share from $14.00 per share. The reduced exercise price of $6.50 per share exceeded the per share market value of the Company's common stock at the time of the reduction. The reduction in the exercise price of these options was made to provide a supplemental performance incentive for Mr. L. Winkler and Mr. C. Fishman.

--------------------------------------
1) Does not include the value of various personal benefits provided to the executives officers. The aggregate amount of other compensation provided to each individual did not exceed the lesser of $50,000 or 10% of his reported compensation.

2)    No SARS have been granted.

3)    Represents contributions to 401(k) plan.

INDIVIDUAL GRANTS IN LAST FISCAL YEAR

   None.


AGGREGATE OPTIONS EXERCISED IN LAST YEAR AND VALUE AT YEAR END


                          Shares                                                        Value of Unexercised
                          Acquired on    Value        Number of Unexercised           In-the-Money Options/SARS
Name                      Exercise       Realized     Option/SAR at F/Y End (1)             at F/Y End
-------------             ----------     --------     -------------------------       -------------------------
                                                      Exercisable/Unexercisable       Exercisable/Unexercisable

Leon Fishman                 -             -               37,500/ 5,000                      $ -0- /$ -0-

Bret Kelly                   -             -               11,667/ 3,333                      $ -0- /$ -0-

Lawrence Winkler             -             -               13,334/ 3,333                      $ -0- /$ -0-

Craig Fishman                -             -                  833/ 1,667                      $ -0- /$ -0-

---------------------------------------------
1)  No SARS have been granted.


     Two executive officers of the Company, Leon Fishman and Lawrence Winkler, have employment contracts which currently expire in December 1995 and January 1996, respectively.

     Mr. Fishman's employment agreement provides for annual compensation of $375,000. In addition to his base salary, Mr. Fishman's employment agreement provides for additional payments to him in the amount of 2% of the Company's pre-tax net earnings above $3.0 million but less than $5.0 million per year plus 3% of the Company's pre-tax net earnings in excess of $5.0 million. The agreement contains confidentiality and non-compete provisions, obligates the Company to provide Mr. Fishman with the use of an automobile and to include Mr. Fishman under any benefit plans that are available to employees generally. Mr. Fishman normally is expected to spend at least three days per week at the Company's office and the balance of each work week traveling on Company business or discharging his official responsibilities at other locations. Mr. Fishman's agreement also provides for the continuation of his compensation for 24 months in the event of his death or if his employment is terminated by the Company prior to the end of the term of the agreement, other than for cause.

     Mr. Winkler currently receives an annual salary of $146,159 under an employment agreement and is entitled under that agreement to receive an annual bonus determined by the Compensation Committee or the Board. He is also entitled to be included under any benefit plans that are available to employees generally. The agreement contains confidentiality and non-compete provisions. Mr. Winkler's agreement also provides for the continuation of his compensation for 24 months in the event of his death or if his employment is terminated by the Company prior to the end of the agreement, other than for cause.


                     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The compensation committee of the Board of Directors is composed entirely of outside directors. The committee was first established in December 1992 and is responsible for establishing and administering the policies governing executive compensation which includes base salary, bonuses and stock options.

     The committee makes recommendations on executive compensation based on several factors. Included in these factors are corporate success in achieving key corporate objectives, financial performance of the Company, and long term performance. The committee also reviews market data to insure that the Company's compensation practices are reasonable and competitive within its market place.

     In May 1994, the committee recommended a $10,000 salary increase for Mr. Winkler. Even though Leon Fishman's contract provided for a salary increase for 1994, it was not taken.


                                       OTHER TRANSACTIONS


     In January 1989, a corporation wholly owned by Lawrence M. Winkler, his wife and a son of Eugene Haskin purchased an apartment building from the Company for consideration in the form of a demand note to the Company in the principal amount of $100,000. At December 31, 1994 the principal amount owing was $100,000. The note is secured by the assets transferred and does not accrue interest.

     Certain members of the immediate families of Eugene Haskin and Leon Fishman, directly or through trusts, have provided financing to Lifetime Options, Inc., a Viatical Settlement Company ("Lifetime Options") a wholly owned subsidiary of the Company, through unsecured loans with interest payable monthly at an annual interest of 1% over the prime rate.

     Lifetime Options' total indebtedness to members of Mr. Haskin's immediate family was $15,146 at December 31, 1994 and $460,553 at December 31, 1993. During 1994, at the request of members of Mr. Haskin's family, Lifetime Options repaid $445,407 of long term indebtedness. During 1994 and 1993, Lifetime Options paid aggregate interest on these loans of $16,267 and $40,306, respectively.

     Lifetime Options' total indebtedness to members of Leon Fishman's immediate family was $43,642 and $62,302 at December 31, 1994 and 1993, respectively. During 1994 and 1993, Lifetime Options paid aggregate interest of $8,780 and $4,424, respectively. At various times during 1994, Leon Fishman loaned Lifetime Options a total of $265,000 which was repaid in full by December 31, 1994. During the periods of indebtedness, Mr. Fishman received $2,467 of interest. At December 31, 1993, Craig Fishman was owed $18,659 by Lifetime Options. The level of borrowings from Craig Fishman increased at various intervals during 1994 to $97,800. As of December 31, 1994 the indebtedness of $97,800 was paid in full. Craig Fishman received interest from Lifetime Options of $2,610 in 1994.

     In February 1994, the Company made a loan in the amount of $1,000,000 to Eugene Haskin, a director of the Company, and his wife. The loan was unanimously approved by all members of the Board of Directors of the Company (with one director absent and Mr. Haskin abstaining) and conformed to a previous loan to an unrelated party. The loan bore interest at a rate equal to 2% per month, was collateralized by a pledge of securities having a market value of approximately $1,600,000 and was due on or before July 15, 1994. The loan, together with all accrued interest thereon, was repaid on March 24, 1994.

     On September 11, 1995, the Company issued an aggregate of $2,638,000 in principal amount of Convertible Subordinated Notes (the "Notes") to Scoggin Capital Management, L.P. and Selig Partners, LP (collectively, the "Scoggin Stockholders"), in exchange for 447,200 shares of common stock (approximately 14%) of the Company owned by them. The Notes (i) mature on September 30, 2000;
(ii) bear interest at the initial rate of 10% per annum which rate may fluctuate in accordance with the prime rate, but may not fall below 8% nor rise above 10% per annum; (iii) are convertible into common stock of the Company at the rate of $7.50 per share; and (iv) are subordinated to the Senior Indebtedness (as defined) of the Company. Upon the occurrence of certain change of control events, holders of the Notes have the right to have their Notes redeemed at their face amount. The Notes were issued pursuant to an Indenture which imposes certain covenants, restrictions and obligations on the part of the Company. Shawmut Bank Connecticut, National Association is acting as Trustee under the Indenture. In addition, the Scoggin Stockholders (i) have agreed not to convert their Notes into common stock until March 1, 1997, (ii) are entitled to certain demand and piggy-back registration rights with respect to their securities; and
(iii) are entitled to nominate up to two members of the Company's Board of Directors (depending on their level of ownership of Company securities).

     The Company has also agreed to make an exchange offer by which it would agree to issue up to $2,162,000 in principal amount of Notes to the other stockholders of the Company at the rate of 157.48 shares of common stock for each $1,000 principal amount of Notes. Notes may only be issued in denominations of $1,000 or multiples thereof. Messrs. Eugene Haskin and Leon Fishman have agreed not to tender any of their common stock in exchange for Notes.

                                          OTHER MATTERS


     At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the management come before the meeting, those named as proxies on the enclosed form of proxy will vote in accordance with their best judgement.


                            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     The Company has selected the firm of Deloitte & Touche, CPA's to serve as the independent auditors for the Company for the current fiscal year. That firm has served in this capacity for the Company since 1988. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting to respond to appropriate questions.


                                     SHAREHOLDERS PROPOSALS


     If any shareholder desires to submit a proposal for action at the Annual Meeting to be held in 1996, the proposal must be in proper form and received by the Company no later than June 1, 1996.


                        PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

September 29, 1995

                            BY ORDER OF THE BOARD OF DIRECTORS



                            Lawrence M. Winkler
                            Secretary